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Activision Blizzard, Inc.

On May 1, 2023, Activision Blizzard, Inc. (“Activision Blizzard”) filed a definitive proxy statement with the Securities and Exchange Commission in connection with its 2023 Annual Meeting of Shareholders to be held on June 21, 2023. On May 31, 2023 the Activision Blizzard Board of Directors issued the following:

THE TRANSPARENCY REPORT

May 2023

Privileged and Confidential

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1 A LETTER FROM YOUR BOARD OF DIRECTORS

This is Activision Blizzard’s first annual Transparency Report. As a Company, we are committed to transparency—not just as an abstract idea, but because it enables our stakeholders to clearly understand our values and how we uphold them to maintain our culture. That culture is the foundation that has enabled us to build genre-defining games and deliver superior shareholder returns for more than three decades.

This year, in addition to our previously published Diversity, Equity, and Inclusion (“DE&I”) 2022 Look-Back (“2022 DE&I Look-Back“) and our 2022 ESG Report, through our Transparency Report we are sharing important information and updates about our workplace.

This report reflects extensive engagement with our shareholders, who provided clear and concise feedback about the data and information they require to evaluate our culture and values. The report contains detailed reviews of the policies, processes, and programs Activision Blizzard employs to ensure a safe, welcoming, and inclusive workplace. We are including comprehensive data including contemporary and historical details, with specifics that highlight our efforts at a granular level.

In addition, we provide details of workplace conduct, including incidents of harassment, discrimination, and retaliation and how these were investigated and resolved. In this report, we explain how the Company is delivering on commitments to employees, shareholders, players, and other stakeholders, highlighting the work that has helped us to build what we believe is among the most welcoming and inclusive workplaces in our industry.

We believe we are among a handful of Fortune 500 companies sharing this level of workplace detail. By doing so, we hope to encourage other organizations to follow suit.

Creating the very best culture by upholding our values remains our priority. We have undertaken a thorough examination of our workplace, including by engaging the most well-respected third parties to review our policies, practices, and data. The results of these extensive third-party reviews, as well as the recently-completed government investigation by the Equal Employment Opportunity Commission (“EEOC”), confirmed that like most companies, there are always opportunities for improvement, but at our Company, we have always been committed to workplace accountability and there has never been widespread or systemic harassment.

Our people, upholding our values, create the culture that enables us to connect the world through epic entertainment, and this report is an important tool to hold ourselves accountable to our mission.

As we look to the future, we remain as enthusiastic as ever about what our Company represents – to our employees, our players, and our other stakeholders around the world. After three decades, we continue to unite the world through joy and a sense of accomplishment, and even as we strive to improve, we believe we remain the best place to do the best and most innovative work in our industry.

Sincerely,

Your Board of Directors

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2 INTRODUCTION

Our Values & Commitment to Workplace Excellence

Activision Blizzard, Inc. (“Activision Blizzard” or the “Company” or “ABK”) has long been committed to fostering the most welcoming and inclusive workplace in our industry. Our Company’s continued success depends on our ability to attract, recruit, retain, and develop exceptional talent from diverse backgrounds. We strive to be the most respectful and inclusive workplace in our industry, and we do that by employing policies and systems that we have designed to be best-in-class for preventing and addressing harassment, discrimination, and retaliation.

Transparency: Embracing Our Commitment to Our People

Transparency is key to maintaining a strong workplace and company culture.

Over the past few years, our Board of Directors (the “Board”)–including its Audit Committee and its Workplace Responsibility Committee, and our Lead Independent Director, our Chairman, and our Chief Executive Officer–have made transparency a particular area of focus.

We’ve also made transparency a public commitment, including issuing this report annually. In this document, you will find details on our many workplace culture initiatives and our commitment to a safe, diverse, and inclusive workplace. Over the last few years, we have worked with outside advisors, government agencies, including the EEOC, and our own exceptional team to strengthen and bolster our policies, ensure workplace compliance excellence, and provide open and transparent lines of communication and reporting. We invested significant resources in workplace excellence tools like our case-tracking system, developed stronger documentation guidelines, added more people to document and review data, and trained all investigators to track this data with greater consistency and without bias. During this multi-year period, we collected and reviewed extensive data from our business units, divisions, and departments, and we enhanced our centralized investigation processes and centralized human resources (HR) capabilities.

All of that is covered in detail in this report, which provides a comprehensive look at our workplace, including detailed data about our successful efforts to prevent misconduct, harassment, discrimination, and retaliation. In issuing this report, we believe we become one of only a handful of Fortune 500 companies to publish such detailed workplace information. We intend to issue this report annually so that all stakeholders can see and evaluate our continuing commitment to workplace responsibility.

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Our Commitment to All Stakeholders

Creating content for hundreds of millions of players in more than 190 countries requires diverse talents and skills. Our teams around the world have clear and well defined policies, as well as robust training to ensure that we maintain diverse, equitable, and inclusive environments. We have nurtured a culture of inclusion and belonging throughout our decades of operation, and we will continue to focus and invest in it in the decades to come.

Our Commitment to Our Employees

Our creative process depends on the free expression of ideas with passion, enthusiasm, and conviction. A work environment that encourages such free expression is only possible if people feel respected—which is why inappropriate conduct of any kind has no place at our Company. We seek to eliminate such conduct by identifying, addressing, and disciplining it with consistency.

We are steadfast in our view that even one instance of harassment, discrimination, or retaliation is one too many, and we reinforce those commitments with industry-leading compliance practices. Achieving excellence in the workplace requires continuous learning and improvement, and we regularly identify and implement new programs and tools and invest in people and resources to meet and exceed a high workplace standard.

Our Commitment to Our Shareholders

This Transparency Report reflects extensive engagement with our shareholders and our commitment to sharing accurate, detailed information about our workplace. Since our 2022 Annual Meeting of Shareholders, under Board direction and as part of our ongoing shareholder outreach efforts, our corporate governance team invited shareholders owning approximately 65% of our outstanding shares to engage with us directly on environmental, social, and governance (“ESG”) matters. Shareholders representing more than 30% of our outstanding shares elected to engage directly with our team, and we discussed detailed workplace practices and disclosures in over 80% of those meetings. In the majority of our ESG engagement meetings, we received specific shareholder feedback about their preferences for disclosures, and this report reflects those preferences.

Our Commitment to Our Communities

In addition to supporting our employees, their families, and our players, Activision Blizzard takes great pride in supporting our global community. For years, we have aided the Veteran community and provided resources during public health crises and natural disasters, including in the communities around the world in which we have business operations. These efforts improve the lives of our players, and our employees value the Company’s commitment to our social responsibilities.

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3 OUR WORKPLACE CULTURE

Who We Are As an organization, we strive to embody three overarching values:
Responsibility - See it, do it, own it We believe in taking the lead, jumping in, lending a hand, owning the problem and the solution.	Creativity - Find the best way Constantly ask “is there a better way?” But understand that creativity doesn’t mean change for the sake of change.	Integrity - Do the right thing Don’t sacrifice the “right thing” for the “fast thing” or the “easy thing.”

Our Code of Conduct is the ethical foundation for everything we do at Activision Blizzard and outlines our Company-wide expectations for how we work together. It affirms our values of responsibility, creativity, and integrity, and it is the basis for how we treat each other and our community. Our Code of Conduct is how we ensure we commit to our values in practice.

Our Workplace Responsibility Goals

In October 2021, we announced five new “workplace excellence goals and practices”:

1)    Company-wide Zero Tolerance Practice.[1] We announced our goal to have the strictest harassment and non-retaliation policies of any employer in our industry, including:

•   Corrective Actions for Retaliation: We made clear that any employee found to have retaliated against any other employee for making a bona fide compliance complaint will be terminated.

•   Corrective Actions for Other Misconduct: In other instances of serious workplace misconduct, we indicated that we will not rely on written warnings. For example, an employee found to have engaged in such conduct may be terminated immediately in cases of serious and substantiated harassment—including harassment based on any legally protected category and substantiated misconduct that negatively affects the reputation of the Company.

[1]	In some foreign jurisdictions, local or federal law may restrict such measures. In such cases, we will apply the highest permissible standards and the strongest possible discipline.

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•	Incorporation in Future Employment Contracts: Our employment agreements state that termination for certain substantiated misconduct will result in the forfeiture of future compensation.

•	Goal to encourage, protect and listen: We review all reports of harassment, discrimination, and retaliation. We also evaluate these reports to ensure that Activision Blizzard personnel who received a report of misconduct took appropriate steps to protect the integrity of our compliance processes.

2)	Increase the combined percentage of women and non-binary employees by 50%. We announced our ambitious goal of increasing the percentage of women and non-binary talent in our workforce by approximately 50% – to more than one-third of the entire Company – by the end of 2026. We have made important progress towards this goal, including:

•	Each of our intellectual properties, business units, and functional areas has annual plans to help achieve this goal, which helps ensure that our content reflects the diversity of our players.

•	In connection with this goal, we are investing US$250 million to expand opportunities in gaming and technology for diverse talent, a total sum that we expect will be fully invested by 2031. This commitment includes enabling diverse talent to pursue career opportunities in gaming through Level Up U; our partnership with Reboot Representation, an organization working to double the number of Black, Latinx, and Native American women receiving computing degrees by 2025; partnerships with colleges and technical schools serving underrepresented communities; leadership training programs including Management Leadership for Tomorrow; the Hiring our Heroes fellowship program; and our own internship and rotational management programs.

•	We also provide learning, development, and advanced degree opportunities for current employees. Our goal is to increase the number of women and those from underrepresented communities in leadership positions Company-wide and in our industry. We believe that professional development is central to achieving that goal.

3)	Waiving Arbitration Clauses for Gender-Based Harassment and Discrimination Claims. We announced that we would waive obligations for employees to arbitrate an individual claim of gender-based harassment, unlawful discrimination, or related retaliation arising from events that occurred after October 2021. We also subsequently waived arbitration for individual or class claims relating to sexual assault or gender-based harassment arising from events that occurred after March 3, 2022, as described in the subsection below, titled “Transparency & Open Communication with Our Employees.”

4)	Continue to Increase Visibility on Pay Equity. We pledged to annually report the results of our pay equity analysis.

5)	Provide Regular Progress Updates. We committed to evaluate the success of our business units, intellectual properties, and functional leaders with respect to workplace initiatives. We include updates on these initiatives in our annual report to shareholders and in our annual ESG report we publish (“ESG Report”). This includes information on gender hiring, diversity hiring, and workplace progress.

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CEO Compensation Tied to Progress on Workplace Goals

In 2021, our founder and Chief Executive Officer, Bobby Kotick, asked that his compensation, excluding the value of benefits, be reduced to the lowest amount permitted to be paid to exempt employees under California law, which is currently less than US$65,000 per year. More importantly, he requested that the Board tie any future changes in his compensation to the achievement of appropriate progress towards our workplace excellence goals.

Our CEO’s decision signals to both employees and external stakeholders that the leader of the Company prioritizes these matters and treats them with the utmost seriousness. We believe the data in this Transparency Report and our achievement of workplace-related initiatives should be considered by stakeholders in evaluating executive and Company performance.

Our Achievements Of Workplace Goals

We have achieved important workplace milestones, including:

•	GOAL: Increase the combined percentage of women and non-binary employees by 50% by the end of 2026.

RESULTS: As of November 30, 2022, approximately 26% of our global employee population self-reported as women or non-binary people, up from approximately 24% as of November 30, 2021. All business units saw an increase in the combined representation of women and non-binary employees as of November 30, 2022 compared to November 30, 2021, achieving Company records, including:

•	Activision Blizzard Corporate achieved 48% representation in 2022, up from 47%;
•	King achieved 35% representation in 2022, up from 34%;
•	Blizzard achieved 25% representation in 2022, up from 22%; and
•	Activision Publishing achieved 20% representation in 2022, up from 17%.[2]

•	GOAL: Invest US$250 million over ten years to accelerate opportunities for diverse talent.

RESULTS: In 2022, we invested approximately US$19 million to launch Level Up U, a three-month training program for engineers starting out in the gaming industry.

[2]	Please refer to the “Notes Regarding our Methodology” at the end of this report for more information on our data methodology.

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•	GOAL: Expand our zero tolerance practices and resources with respect to certain types of workplace conduct.

RESULTS: We expanded our Ethics & Compliance team and tools to conduct faster and more uniform investigations across the Company. Over the last five years, we added approximately 3,000 new employees to our world-class team, including 26 Ethics & Compliance professionals in 2022.

•	GOAL: Increase visibility on pay equity.

RESULTS: Since the announcement of this commitment, we have shared the results of our U.S. Pay Equity Review for 2020 and Global Pay Equity Reviews for 2021 and 2022. Our U.S. Pay Equity Review for 2020 showed that U.S.-based women at the Company earned slightly more on average than men for comparable work in 2020, after accounting for factors that impact pay like role, location, tenure, and job classification. Specifically, U.S.-based women received approximately US$1.01 for every US$1.00 received by men. Our Global Pay Equity Reviews for 2021 and 2022 showed that globally, in both years, employees at the Company who did not self-report as men earned US$1.00 for every US$1.00 received by those who did self-report as men, on average. We also conducted a median pay gap analysis for 2021 and 2022.

•	GOAL: Provide upward feedback for managers and measure employee engagement through surveys.

RESULTS: In our ABK Upward survey for 2022, 90% of eligible managers received a personalized feedback report, and we saw positive ratings increases across the Company and within each business unit in our engagement surveys, compared to the prior year. See the subsection titled “Listening to Our Employees” below for more information.

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Active Board Oversight

Our Board actively oversees management efforts on compliance policies and programs. Our Chief Compliance Officer reports not only to our Chief Administrative Officer but also the Chair of our Audit Committee. In addition, in 2021, the Board established a Workplace Responsibility Committee that monitors the Company’s workplace excellence policies, procedures, and commitments. The Workplace Responsibility Committee requires management to develop and achieve key performance indicators and other means to ensure accountability for workplace goals and initiatives.

We believe our focus and investment in workplace culture—including best-in-class policies and programs, active oversight from our Board, and transparent information shared with our stakeholders—helps drive accountability and ensures we uphold our Company values.

A Culture of Diversity, Equity, & Inclusion (DE&I)

The Company has had a long-standing commitment to DE&I, and we continue to invest substantial time, resources, and focus to build a welcoming, inclusive, and diverse workplace. In addition to achieving the workplace excellence goals outlined above, the following are some examples of our industry-leading practices:

Level Up U

Level Up U is a groundbreaking, scalable immersive talent training program that creates opportunities for future developers. Through the program, we aim to remove barriers to employment and introduce new talent to Activision Blizzard, while also reshaping the industry’s talent pool.

Level Up U serves as a low-risk entry point for engineers from all backgrounds looking to begin a new career path. Participants are paid as full-time engineers during the program’s duration, and regardless of background or experience, the program helps them obtain their first job, opening up opportunities in game studios around the world.

To design and lead the program, we hired Tad Leckman as Director of Learning and Development and Dean of Level Up U. Tad brought more than 20 years of experience in learning and development content for artists, designers, writers, and engineers. He has held senior roles in the gaming industry as well as several university professorships.

Level Up U has been successful beyond our expectations. After completing a rigorous online assessment of their programming and problem-solving skills, more than 100 engineering applicants were hired into Level Up U. The selected applicants came from a broad range of backgrounds, including finance, defense, tech, and military fields. The cohort was also deeply diverse, including:

•	45% of participants who self-reported as either a woman or non-binary person;

•	40% of participants who self-reported as Hispanic or Latinx, Black or African American, Native Hawaiian or Pacific Islander, Asian, Native American or Alaska Native, or more than one of these identities; and

•	10% of participants who self-reported as Veterans.

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The program ran from July to October 2022 and consisted of 12 weeks of focused training. During that time, Level Up U participants received comprehensive insight into game development, including an overview of the design process, specialized hands-on programming, and game engine training.

The engineers also gained exposure to other aspects of game development including art, design, and product elements, as well as a curriculum on teamwork and interpersonal skills. Developers from across Activision Blizzard helped shape the curriculum, provided feedback for hands-on work, shared insights from their own career paths, and met one-on-one with participants to provide individual coaching.

Following their graduation from the program in October 2022, over 100 Level Up U engineers were placed in a broad range of full-time engineering roles, including within gameplay, tools, automation, user interface, and AI. We are proud of Level Up U’s success, and over time, we hope to see others in the gaming industry adopt similar programs, particularly as we share our best practices and support industry-wide efforts.

Quantifying Our DE&I Progress

A summary of our employee population, retention, and recruitment numbers, as reported in our 2022 DE&I Look-Back, is provided below3:

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We continue to advance our DE&I thinking and practices. For instance, we know that diversity representation numbers are vital, but we also appreciate that these matters go well beyond data points. To lead these efforts, we’ve added additional world-class talent to our DE&I team and have embedded DE&I leaders within each of our business units.

[3]	The data included in this section represents our best estimates based on data in our systems as of March 2023. Please refer to the 2022 DE&I Look-Back for more detailed information, including our reporting methodologies.

A	Our gender data is global, where permissible by local law, and represents employees’ self-selection between fields of “female,” “male,” “non-binary,” “other,” and “I do not wish to disclose.” In calculating gender representation, we consider the percentage of known employees (i.e., those who have not selected “I do not wish to disclose,” or have not self-reported in any way). Category language is changed in the visual data with “female” displayed as “woman,” “male” displayed as “man,” and “other” displayed as “something else.”
B	Gender representation data reflects regular, non-temporary employees with employee contract type “regular,” that were employed as of 12/31/2022.
C	Recruitment data by gender reflects regular, non-temporary employees that joined ABK at any point in time in 2022 with employee contract type “regular.”
D	Retention data by gender reflects regular, non-temporary employees with employee contract type “regular” and a “termination reason” of “voluntary” in 2022.
E	For legal reasons, our race and ethnicity data is limited to the United States and, like our gender data, represents employees’ self-selection. In this case, the fields from which employees select include “White,” “two or more races,” “Hispanic or Latino,” “American Indian or Alaska Native,” “Black or African American,” “Asian,” “Native Hawaiian or Other Pacific Islander,” and “prefer not to say.” Again, in calculating ethnicity representation, we consider the percentage of known employees (i.e., those who have not selected “prefer not to say” or have not self-reported in any way). Category language is changed in the visual data with “Hispanic or Latino” displayed as “Hispanic or Latinx,” “Native Hawaiian or Other Pacific Islander” displayed as “Native Hawaiian or Pacific Islander,” and “American Indian or Alaska Native” displayed as “Native American or Alaska Native.”
F	Race and ethnicity representation data reflects regular, non-temporary employees with employee contract type “regular” and a “work location” in the United States that were employed as of 12/31/2022.
G	Recruitment data by race and ethnicity reflects regular, non-temporary employees that joined ABK at any point in time in 2022 with employee contract type “regular” and a “work location” in the United States.
H	Retention data by race and ethnicity data reflects regular, non-temporary employees with employee contract type “regular” and a “work location” in the United States with a “termination reason” of “voluntary” in 2022.

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Employee Network Groups

Our 10 global Employee Network Groups (“ENGs”) sit at the heart of our Company and provide safe spaces for connection, growth, learning, and leadership. Our ENGs create opportunities for cultural awareness, professional development, networking, community involvement, and player connections.

In 2022, we refreshed our ENGs’ governance and operating model to improve efficiency and increase participation and membership across the Company. We now have over 4,000 members across our ENGs. By the end of 2022, approximately 28.3% of our employees were members of at least one ENG.4 We encourage participation and continue to expand opportunities for involvement, including through the creation of new ENGs and by inviting existing groups to evolve or rebrand to best reflect their identities. The hard work of many employees who have joined or otherwise engaged with one of our ten employee network groups is an important force behind our Company’s DE&I progress. Our networks foster a sense of belonging and provide a space for employees to engage, educate, and show up to work as their authentic selves.

In 2022, our ENGs had opportunities to:

•	participate in our Together@ABK mentorship program, which launched globally this year;
•	support diversity hiring fairs for college students as part of our Company’s dedicated diversity sourcing efforts;
•	lead the celebration of events across the global diversity calendar by hosting community events, speakers, and learning opportunities;
•	continue to provide game development insights and feedback that help us create more inclusive representation, character depictions, and in-game experiences (including emblems, character skins[5], and cultural pieces); and
•	hold events that celebrate inclusivity, increase understanding, and build cultural knowledge.

More information about our ENGs is available in our 2022 ESG Report.

Creating a More Diverse Pipeline of Applicants

Hiring from a diverse pipeline of candidates is a high priority at Activision Blizzard. In 2022, we made updates to our recruiting process to broaden our applicant pool. Specifically, we implemented Textio, a writing tool that helps ensure job descriptions are inclusive and gender neutral. We also added language to each of our job postings, encouraging people to apply for a position even if they are uncertain whether they meet all the listed requirements.

We were excited to launch a candidate engagement program that allows job applicants to identify which of our ENGs they may be interested in, and then connects them with a volunteer member of that ENG. The volunteer member is encouraged to share their experiences working at the Company. This program aims to help inform the candidate’s decision-making and foster feelings of belonging before a candidate is hired.

[4]	Please refer to the “Notes Regarding our Methodology” at the end of this report for more information on our data methodology.
[5]	A “character skin” is an in-game item players can acquire that changes the appearance of their video game character.

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To further diversify our pipeline of candidates, we revamped our Diversity Sourcing Council to educate recruiters and support diversity sourcing techniques and projects across Activision Blizzard. We also hosted Diversity Sourcing Jams6 across 19 different disciplines to assist the Company’s understaffed areas in recruiting diverse candidates for their open roles.

We are proud of our talent initiatives and partnerships and our progress on our commitments.

Early Careers Internship Program

In 2022, we hosted summer internships for 338 undergraduate and graduate student interns across the Company. Early Careers interns embed with our teams, and they contribute to real-world projects and games, while participating in a wide-range of company events such as network gatherings and educational speakers series. Our aim is for interns to build a sense of community, broaden their career possibilities, and further strengthen their connections to our games, leaders, and each other.

EEO-1 and ESG Reports Published Annually

Our most recently published ESG Report and EEO-1 Report are posted on our corporate website: https://ourcommitments.activisionblizzard.com/esgreports.

Promoting Workplace Excellence: Our Policies & Programs

The Company maintains strong policies to prohibit harassment, discrimination, and retaliation on the basis of race, color, gender, national origin, religion, age, sexual orientation, gender identity, gender expression, physical or mental disability, pregnancy, marital status, or any other status protected by federal, state, or local law. We also strongly encourage reporting of suspected workplace misconduct, including behavior detailed in our Code of Conduct, which is available in the Corporate Governance section of our website’s Investor Relations page.

Code of Conduct

To ensure our employees understand and adhere to our Code of Conduct, we require all employees to review and acknowledge it annually. We continuously review and, when needed, amend and enhance our Code of Conduct to incorporate employee feedback and reaffirm our commitment to a fair, inclusive, welcoming, respectful, and safe workplace.

[6]	DE&I Sourcing Jam is a strategic initiative aimed at enhancing DE&I within the Company. Through this initiative, we seek to make a tangible impact by sourcing candidates from underrepresented groups and directing them towards critical talent pipelines. Our objective is to source highly skilled and proficient professionals from marginalized communities, thereby bolstering the representation of diverse talent within the Company’s workforce. Recruiters, Sourcers, Hiring Managers and Talent Acquisition Leadership attend the jams.

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Workplace Integrity Policy

Our Workplace Integrity Policy includes our reporting, non-retaliation, harassment, and discrimination policies. It includes information about our investigations process, and it explains how we address any misconduct that detracts from a respectful and inclusive workplace. It covers the type of misconduct that can and should be reported, how and when employees can report such misconduct, and what can be expected once a report has been filed.

In addition, the Workplace Integrity Policy includes information about the responsibilities and obligations of managers, the consequences of various types of misconduct, and how members of our workplace are protected from retaliation when involved in reporting misconduct or participating in investigations. It also empowers employees by providing tools for and examples of Bystander Intervention, a topic also covered in depth through live training. All employees are required to complete annual, live training related to our Workplace Integrity Policy, as further discussed below under the subsection, titled “Promoting Excellence Through Our Training Programs.”

Zero Tolerance Practice

Our Company-wide Zero Tolerance practice prohibits conduct inconsistent with our workplace culture and in violation of our compliance policies. Our internal Zero Tolerance practice guide is designed to prevent and address conduct that is in violation of our policies, as well as provide guidance about specific conduct and the relevant disciplinary measures. This also helps us reduce ambiguity in disciplinary actions when misconduct is discovered and substantiated.

Ethics Ambassador Program

In 2018, our global Ethics & Compliance team launched an Ethics Ambassador program that trains and empowers our Way2Play Heroes – employees with a passion for promoting ethics and compliance in their workplace. This group of diverse peer leaders help other employees understand their reporting options, champion speaking up, and provide feedback and advice on how to strengthen our Ethics & Compliance program.

More than 140 employees currently serve as Way2Play Heroes, and they are selected through a nomination and vetting process open to all employees. Our Way2Play Heroes also regularly and actively help our Ethics & Compliance team strengthen our overall Ethics & Compliance program.

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Promoting Excellence Through Our Training Programs

All employees are required to complete our robust and interactive training sessions, which take place both in-person and online. These training sessions cover a wide range of topics including harassment, discrimination, and reporting. In addition to completing our Code of Conduct training, our employees are required to participate and complete our live, interactive Workplace Integrity Training.

Workplace Integrity Training helps all our stakeholders — from employees to Board members — recognize situations of harassment or discrimination, and it explains how employees can report harassment and discrimination without fear of retaliation.

Workplace Integrity Training takes place annually, with a minimum of 1.5 hours of training for employees and 2.5 hours for managers. Our U.S.-based employees are required to complete our live training. In addition, employees in our HR and Ethics & Compliance teams are required to complete a minimum of 5.5 hours of live training. This year, we will also require our international employees to complete live, interactive training, in addition to our other required trainings.

In 2022, every one of our eligible U.S. employees participated in live Workplace Integrity Training. Of those who participated, 97% agreed with the statement, “I know what I need to do to report misconduct.” Further, 95% of participants agreed with the statement, “I understand bystander intervention techniques.” The Company regularly assesses its workforce management and Company-wide training and programs, and we make improvements and adjustments as needed.

Speak Up Campaign

At least once a year, our Ethics & Compliance team partners with Employee Communications to formally promote our ongoing Speak Up campaign. Speak Up aims to empower every employee to escalate their concerns if they encounter unethical behavior, and to do so without fear of retaliation. During this annual campaign, our Ethics & Compliance team shares a variety of employee resources across all internal channels. This campaign helps to embed a basic guiding philosophy into our culture: that everyone associated with the Company must do business with integrity and sound judgment.

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4 CHAMPIONING OUR PEOPLE

Activision Blizzard has succeeded thanks to decades of contributions from the most talented people in our industry. We are privileged that so many of them have stayed with us for so long, which we attribute, in part, to our emphasis on employee wellbeing and fulfillment.

Our retention rates improved in 2022: the Company had a 13% voluntary turnover rate, compared to 17% in 2021.[7] In March 2023, we also published updated representation, hiring, and retention data in our 2022 DE&I Look-Back. We have evolved our classifications of race, ethnicity, and gender and made changes to the way we report our data—all of which we believe will help the Company recruit and retain the best people in the industry.

We also champion our people by providing best-in-class benefits offerings and resources. Activision Blizzard has committed to open and transparent communication with our employees, and we provide a robust review and feedback process. As discussed below in the subsection titled “Listening to Our Employees,” based on 2022 results from our Upward Feedback process and our annual Employee Survey, we saw improvement in employee satisfaction, in employee views of their managers, and in employees beliefs that they belong at the Company and are treated fairly.

Transparency & Open Communication With Our Employees

We believe transparency and open communication with employees are critical to upholding the very best governance practices. We capture and act on employee feedback through pulse surveys, listening sessions, and Upward Feedback, which gives employees a formal opportunity to share constructive, actionable feedback with their managers through an annual internal survey.

Our employee experience continues to improve[8]

We aim to continue to be a great place to work, one in which our people can thrive and do their best work. We believe it is imperative to listen to our employees through our surveys to enhance our work environment to support our people and deliver on our business goals. Our measures of employee experience—including manager respect, overall work satisfaction, and fair treatment—reflect a positive trend in important categories, as shown in the graphic below.

We also took the following steps in response to employee feedback from the last few years:

[7]	Please refer to the “Notes Regarding our Methodology” at the end of this report for more information on our data methodology.

[8]	Please refer to the “Notes Regarding our Methodology” at the end of this report for information on our data methodology.

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Release of workforce representation data

In 2022, we believe we were among a small number of Fortune 500 companies to share our workforce representation data with employees and shareholders, including detailed and disaggregated Company international data about gender and U.S. data about racial and ethnic diversity.

Results of pay equity review

We shared the results of our U.S. Pay Equity Review for 2020 and Global Pay Equity Reviews for 2021 and 2022. Our U.S. Pay Equity Review for 2020 showed that U.S.-based women at the Company earned slightly more on average than men for comparable work in 2020, after accounting for factors that impact pay like role, location, tenure, and job classification. Specifically, U.S.-based women received approximately US$1.01 for every $1.00 received by men. Our Global Pay Equity Reviews for 2021 and 2022 showed that globally, in both years, employees at the Company who did not self-report as men earned US$1.00 for every US$1.00 received by those who did self-report as men, on average.

Results of Promotion Review

Activision Blizzard promotes women more frequently and faster than expected given their representation at the Company. Controlling for year only, between 2017-2021, there were 709 expected female promotions given their representation, but the data actually show 831 female promotions. This difference (122 more women promoted than expected) is statistically significant and favors women. Women are also promoted more quickly than men. Over this same period, without any controls, women were promoted slightly faster than men: the average time to promotion is 23.6 months for women and 26.7 months for men. Even using a regression model9, where the dependent variable is months since last promotion, and the control variables are gender, year, operating company, job family group and job level, women were still promoted slightly faster than men (by 1.76 months) and that difference is statistically significant.

Listening to Our Employees

In September 2022, we launched our second annual Upward Feedback survey, ABK Upward, through which employees share constructive, actionable feedback with their managers. This survey gives employees the opportunity to provide anonymous quantitative and qualitative feedback directly to their managers. Employees were invited to give feedback to their current (direct-line) managers, matrix (dotted-line) managers, as well as any manager that they reported to for more than three months in the last year. Each manager who received feedback was given a personalized anonymized report with links to tailored learning and development resources.

In 2022, we also generated a new report for managers-of-managers that enables them to view the anonymous ABK Upward results of all their direct-report people managers. These results are incorporated into each respective manager’s holistic review. ABK Upward results are also an important factor in determining an individual’s overall performance rating, which impacts compensation, including both salary increases and equity distributions. We will continue to evolve our formula for annual bonus payments so that it ties to an employee’s overall performance rating, including ABK Upward scores.

Our Chief Executive Officer and the Workplace Responsibility Committee also receive a summary of these results, which cover all levels of managers and all major operating units.

[9]	Regression model controls for gender, year, operating company, job family group and job level to predict months since the previous position started. The analysis included 2,948 employees, of whom 657 were women, hired in 2014 or later as well as longer tenured employees who moved into a new position 2014 or later and were subsequently promoted.

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2022 ABK Upward Results

•	7,320 employees (61% of eligible employees10) provided feedback to one or more people managers.
•	2,442 people managers (approximately 90% of the population of eligible people managers) received a personalized feedback report.
•	We saw a 15% increase in employees’ positive view of their manager since our last survey.

Employee Survey Results11

•	6,651 employees (72% of eligible employees) provided feedback on their engagement and overall work experience.
•	Our Engagement Index — a composite of overall satisfaction and likelihood to recommend working at the Company — was 71.6* in 2022, compared to a score of 71.0* in 2021.
•	Our Inclusion Composite—a score that measures the degree that employees feel that they are treated fairly, that they belong at the Company, and that they can bring their authentic selves to work—was 76.0* in 2022, compared to a score of 75.8* in 2021.
•	71.1% of employees responded that they were excited to stay with the Company for the next year. This was the first year that employees were asked this question Company-wide.

We are pleased at the number of employees who engaged with our ABK Upward program and the number of managers that received personalized, constructive feedback. We believe that the 15% increase in employees’ positive views of their managers since our last survey shows that our initiatives are working and that our employees feel like they have a voice at our Company.

We are proud of the increases in our employees’ satisfaction and the increase in feelings of being treated fairly, belonging at the Company, and bringing their authentic selves to work.

Our Industry-Leading Benefits

We provide generous support for our employees’ well-being through comprehensive programs for mental, physical, and emotional health. We try to identify new benefit programs each year, and in 2022 we announced significant benefit enhancements for employees globally.

Our competitive offerings include:

•	A free medical plan option with annual employer-funded HSA amounts.
•	Opportunity for employees to earn up to $2,000 in wellness incentives.

[10]	The term “Eligible employees” is defined through Workday as active employees who are employed by the Company (Regular/FTE, TEA/Fixed-term contract, Interns) and excludes inactive employees and our contingent workforce.
[11]	*Survey scores are out of a possible 100 points. A score of 100 would represent every employee responding that they “Strongly Agree” to the survey prompt on a 5-point Likert scale, and a score of 0 corresponding to every employee responding that they “Strongly Disagree.” Scores represent the average across all individual employee responses on each question included in the composite score.

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•	Coverage for all categories of LGBTQ+ benefits (only 44% of participating employers offer these treatments) and family building benefits (only 20% of participating employers have a surrogacy stipend and only 32% offer adoption assistance).[12]
•	A 10-visit EAP program which exceeds the average 6-visit market benchmark.

•	ABK was among the very first employers to:

○	Offer a Compassion Leave program to spend 10 weeks to support a terminally ill family member.
○	Provide a SNOO(R) smart sleeper for all newborns to help parents get proper rest.

•	Direct physician contracts in the countries where we have significant scale of operations who provide concierge-assistance in arranging for the healthcare of our employees and family members.
•	Pilot concierge medicine programs in places like Albany, New York to ensure our employees and their families have preferred access to premium health services.

A full discussion of our extensive benefits offerings is published in our 2022 ESG Report, a summary of which is provided below.

Highlights of Our Benefits Programs – United States

•	Supporting Physical Health & General Wellbeing

•	Healthcare Plans: Comprehensive medical, dental, and vision plans for all employees and their eligible family members.
•	Benefits@Play program: Our program allows employees to earn incentives to offset medical and healthcare costs and other expenses, by providing several opportunities to hit health and point goals under the program.
•	Virtual physical therapy: Personalized treatment plans at no cost via Omada for joint and muscle health.
•	Diabetes Support: Access to Virta, a clinically proven treatment to reverse pre-diabetes and type 2 diabetes.
•	Chronic Disease Prevention & Online Health Coach: Access to one-on-one health coaching via Newtopia, including access to a user-friendly app and other comprehensive smart tools to support physical and emotional well-being.
•	Supporting Mental Health

•	Online counseling sessions: 10 free counseling sessions provided via Spring Health and access to an extensive library of digital wellness exercises to support mental wellbeing.
•	Expert Addiction Support: Support provided via Workit Health, offering access to recovery coaches to help with recovery goals.
•	Care Navigator Resource: A dedicated Care Navigator to assist employees navigating mental health issues. We also provide access for managers and HR business partners to resources on how to best support employees who may be struggling with mental health challenges via the Care Navigator.

[12]	Source: Mercer LLC’s 2022 Tech Total Rewards Survey with over 150 participating employers representing over 320,000 employees.

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•	Supporting Family Planning and Support

•	Paid Leave: We provide, at a minimum, 10 weeks fully paid leave for (1) birth or adoption of a child, (2) compassion leave to spend with an immediate family member with a terminal diagnosis, and (3) extended bereavement in the event of a loss of an immediate family member. We also provide discretion to business unit and functional leaders to provide additional time when circumstances warrant.
•	Childcare Concierge: We provide a concierge service to any employee seeking high-quality childcare programs through a new partnership with Wonderschool.

•	Adoption & Reproduction Benefit: In partnership with Kindbody, we provide up to US$20,000 for reproductive and adoption services.
•	Support Services: We offer harmonized family care and lactation support services across the Company through Care.com.

•	Supporting Time Off

•	In addition to the Family Planning & Support leave mentioned above, we provide time-off programs across the Company, including 20 Vacation days, nine Health days and two Flexible Holidays, over and above paid federal and other Company holidays.
•	Year-end closure: We provide paid time off for eligible employees for the full week between Christmas and New Year’s Day.
•	Post-game launch: We provide paid time off to eligible employees to recharge after the launch of a game.
•	Supporting Health Care Access
•	We offer travel expense coverage for employees and dependents who live in areas where access to reproductive health, gender affirming treatment, and any other medically necessary procedures or treatments are restricted or unavailable.
•	Supporting Benefit Selection and Education
•	Benefit Education: We offer benefit education during Open Enrollment by offering opportunities to meet our Benefit Partners, attend virtual or onsite Health Expos to learn more about our benefit program offerings, and participate in deep dive sessions on a variety of benefit topics.
•	Interactive Benefits Decision Support Tool: We provide resources to guide employees through their benefit elections.
•	Supporting Access to Higher Education
•	We offer a Tuition Reimbursement Program, which provides opportunities for our people to acquire knowledge and expertise through outside study. Full-time and part-time regular employees are eligible to participate after six months of continuous employment with the Company. Employees are reimbursed up to the following amounts annually:
○	Regular Full-Time Employees: For full-time employees, we offer up to US$3,000 for certification programs, US$5,250 for undergraduate courses, or US$7,500 for graduate courses.
○	Regular Part-Time Employees: For part-time employees, we offer up to US$1,500 for certification programs or US$2,500 for both undergraduate and graduate courses.

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Highlights of Our Benefits Programs – International

•	Supporting Mental Health
○	We introduced EAP coverage for employees with families in Ukraine.
○	We provide bespoke psychological counseling for our workforce in Europe, Middle East, and Africa (“EMEA”), offering employees the freedom to find a solution for mental health coaching that works for them.
•	Supporting Physical Health
○	We have provided dedicated Company-retained physicians for employees and their families in Germany, Spain, Sweden, and the United Kingdom.
○	We offer flu vaccines and wellbeing reimbursement benefits to international employees.
•	Supporting Benefit Expansion
○	We have implemented a new benefits program we refer to as “Boosters technology” in China and aligned benefit offerings over two businesses.
○	We have introduced a new, multi-vendor pension scheme in Korea.
○	We have offered a new death and disability plan in Australia.
○	We launched a new group risk insurance implementation in Japan.
•	Supporting Family Planning and Support
○	We introduced enhanced parental leave benefits in EMEA and Asia Pacific.
○	We offer innovative ‘Peppy’ health services to women in the United Kingdom suffering from menopause, endometriosis, or polycystic ovary syndrome.

Employee Support and Recognition

•	We introduced new compassionate and bereavement leave programs in EMEA and Asia Pacific.
•	We rolled out King Royal Recognition awards, providing awards for employees who are celebrating 2, 5, 10, and 15 years of service milestones.
•	We launched a new employee store in EMEA, providing free and discounted games to our people and their families.

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5 SUPPORTING OUR COMMUNITY

Activision Blizzard empowers its people to help their community through our high-impact philanthropic, volunteer, and investment programs.

Supporting Our Veterans

Call of Duty Endowment Achievements

Founded in 2009 by our Chief Executive Officer, Bobby Kotick, and President Obama’s former National Security Advisor, General James Jones, the Call of Duty Endowment was established to help Veterans find high-quality careers. The Endowment provides direct support to groups that prepare Veterans for the job market and helps raise awareness of Veterans’ value to the civilian workforce.

“For over a decade, the Call of Duty Endowment has been one of the leading private funders of Veterans employment, placing over 113,000 Veterans into high-quality jobs,” says Dan Goldenberg, Executive Director of the Call of Duty Endowment and Vice President of Corporate Social Responsibility at Activision Blizzard. “Our work is just beginning, and we’ll continue to educate, advocate, and influence policy for Veterans’ employment in the years to come.”

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2022 Endowment Successes

•	Since the Endowment’s founding, the organization has provided more than US$72 million in grants to leading Veteran employment nonprofit organizations in the United States and the United Kingdom, generating more than $6.6 billion in economic value (first year salaries earned) for Veterans and their families.

•	In 2022, we placed 15,987 Veterans in high-quality jobs, with a cumulative total of 113,679 placements since our launch in 2009. We reached the extraordinary milestone of placing 100,000 Veterans in high-quality jobs, and we did so two years ahead of our 2024 goal. The Endowment’s next goal is to place 150,000 Veterans by 2027.

•	Of the Veterans placed in 2022, 19% were women and 21% were Black. We take great pride in these metrics, considering that those who self-report as women and Black Veterans make up just 10% and 13%, respectively, of the U.S. Veteran community.

•	The Company donated 100% of net proceeds received from Endowment-themed items purchased in our games to the Endowment’s Veteran job placement work. Last year, these sales exceeded US$5.9 million in net proceeds and are expected to drive more than 8,900 Veteran job placements in 2023.

“Bobby Kotick and I co-founded the Call of Duty Endowment to bring attention and solutions to the many challenges Veterans face when seeking employment,” said General James L. Jones, Jr., Co-Founder of the Call of Duty Endowment. “I’m proud to see that our efforts have effected significant, tangible results. The Endowment has cumulatively driven more than $6.6 billion in economic impact for Veterans and their families and published research that is now being used by legislators to positively influence employment policy.”

Veterans Day of Service

Every November since 2014, Activision Blizzard has hosted a Veterans Day of Service, during which we encourage employees to spend a work day volunteering to support Veterans, currently serving military members, and their families. Our service projects include activities such as painting, landscaping, preparing meal packs, and sorting warehouses of donated food for homeless Veterans. This program helps build a sense of community within our team and allows us to show support for Veterans. For our ninth Veterans Day of Service, more than 1,000 Activision Blizzard employees donated a collective 1,985 hours to 24 non-profit organizations across four countries. Remote employees were also able to contribute to the program, and our volunteers crafted and assembled 2,173 remote kits.

Hiring Our Heroes

Hiring Our Heroes is a national nonprofit whose mission is to help Veterans, transitioning service members, and military spouses find meaningful employment opportunities. This program supports our DE&I programs and our goal of being the best-in-class employer of choice for Veterans.

Through Hiring Our Heroes, we strategically integrate Veteran hiring initiatives into all aspects of our operations, policies, and procedures, in order to enhance our Veteran recruiting and build a best-in-class Veterans’ hiring program.

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We also host a Corporate Fellowship Program three times per year in 16 locations around the country. This program has connected transitioning service members to opportunities for hands-on corporate training, mentoring, and earning certifications, while helping employers tap into a pool of top talent. Candidates are interviewed and matched with host companies, and they complete on-the-job training with their host company for 11 weeks.

We hosted 27 Hiring our Heroes fellows in 2022, for a total of 32 fellows since the program’s inception in 2021. Since the inception of the program, 21 fellows have become full-time employees at the Company.

2022 Veteran-Specific Hiring Initiatives

•	Exceeded our 2021 Veteran Hiring goal of 3% with a 2022 rate of 4.6%.

•	Hosted 27 fellows through the Hiring Our Heroes Corporate Fellowship Program.

•	Established the Human Resource/Talent Acquisition Leadership Rotational Manager Program.

•	Required recruiters and applicable hiring managers to complete Hiring Our Heroes USA’s training for Veteran hiring.

•	Established a Veteran Skills Translator on the Activision Blizzard careers website.

Initiatives to Expand Opportunity

Activision Blizzard has created a Company-wide philanthropic effort focused on expanding opportunities for historically underrepresented groups in science, technology, engineering, arts, and mathematics (“STEAM”) careers. In 2022, we invested approximately US$2.0 million in this initiative. This year, Activision Blizzard also invested US$2M in Reboot Representation, an organization working to double the number of Black, Latina, and Native American women receiving computing degrees by 2025.

As part of our 2022 investment, Activision Blizzard joined Reboot Representation’s Tech Coalition for a three-year term at the Senior Executive Level. The Tech Coalition is a partnership of leading tech companies uniting to multiply impact, align agendas, and pool their resources to address the gender gap for underrepresented women of color in tech. Through the Tech Coalition, Activision Blizzard will help shape the strategic direction of the Coalition, review investment recommendations, and engage with Reboot Representation’s student scholars.

ABK Gives Back

In December 2021, we launched our dollar-for-dollar charitable donation matching program, ABK Gives Back. Through this program, eligible employees can request a match of up to US$2,000 (or local equivalent) annually on personal donations to charity.

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Highlights of Our 2022 Campaign Success

•	We conducted giving opportunities with each employee network group, matching donations two-to-one to support charitable organizations aligned with the respective networks’ diversity focus.

•	In March 2022, the Company offered a two-to-one match to benefit select organizations supporting humanitarian response efforts in Ukraine, resulting in a total donation of US$881,000.

•	On November 29, 2022 (Giving Tuesday), the Company kicked off its third-annual “Holiday Giving Initiative,” during which eligible employees were given US$100 (or local equivalent) to donate to the charity of their choosing on behalf of the Company. Through this program, the Company contributed more than US$1.0 million to charities across 72 countries.

Quantifying Our Success

•	2022 Statistics:

•	11,549 employees participated in ABK Gives Back.

•	We supported 5,294 charities in 72 countries.

Making an Impact

At Activision Blizzard, we strive to provide support in moments of urgent need, including by making contributions to the following organizations and movements:

Ukraine/Poland Grants

In March 2022, we invested more than US$400,000 in Poland-based organizations to support Ukrainian refugees. The funding supported both immediate humanitarian response efforts and long-term assistance for Ukrainian refugees in Poland. This support included grants to:

•	Dare IT is a Polish company working to increase the representation of women in IT at every career level. We invested US$214,000 into Dare IT to fund the re-skilling of Ukrainian refugees for IT careers through a custom training program. The multi-cohort effort offered two career pathways, one in User Interface Design and one in Quality Assurance, which included access to mentorship and recruiter consultations. From the first cohort, 30% of graduates were hired into IT positions upon program completion.

•	The Polish Humanitarian Action is a humanitarian nonprofit organization based in Warsaw. Our US$200,000 donation supported their immediate and long-term humanitarian response efforts for Ukrainian refugees. These efforts included, but were not limited to, distribution of food, hygiene kits, and non-food items; psychosocial support; financial support; and organization of humanitarian convoys and intervention points.

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Women in Games International (“WIGI”)

WIGI is a nonprofit that aims to empower women, non-binary, and femme-identifying professionals and create more diverse representation in the global gaming industry. WIGI does this through programs, workshops, panels, and initiatives focused on professional development. In 2022, Activision Blizzard made the largest gift in WIGI’s history, with a grant of US$1 million. Because of this gift, WIGI was able to shift from operating as a volunteer-led organization to hiring full- and part-time employees. Our donation also supported over 45 skills-building, mentorship, and networking events, and more than 20 global games industry conference panels and roundtable discussions in 2022.

Friends of the American University of Afghanistan (FAUAF)

FAUAF is dedicated to supporting higher education in Afghanistan through entities like the American University of Afghanistan (“AUAF”). As part of that mission, FAUAF has worked to relocate and resettle faculty and students of the AUAF to campuses of four of its university partners. Through Activision Blizzard’s support, in August 2022, nearly 130 students, faculty, staff, and families were scheduled to travel on an initial flight from Kabul to Doha, from where they could relocate to new higher-ed institutions. Unfortunately, only 44 disembarked. We learned that the Taliban had raided the aircraft and prevented unaccompanied women from leaving the country. In 2022, Activision Blizzard team members attended a FAUAF event in Washington D.C., where our CEO, Bobby Kotick, accepted their International Public Service Award on behalf of the Company. Activision Blizzard matched the total funds raised at the event, resulting in a donation of over $500,000 to FAUAF. Our work with FAUAF continues as of this writing, and through our partnership, we hope to assist as many young people as we can to continue their studies unimpeded.

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6 PREVENTING & CORRECTING MISCONDUCT

Even one instance of harassment, discrimination, or retaliation is one too many. We have robust procedures in place to resolve workplace concerns in a neutral and fair manner and to take appropriate corrective action. Our goal is to be the best in our industry in this respect, with the highest standards possible for a welcoming and inclusive workplace.

Multiple Avenues for Raising Concerns

We continue to foster a culture of speaking up, and we provide multiple avenues for employees to raise concerns, including an anonymous option through a third-party hosted web and phone line. Crucially, our policies prohibit retaliation against anyone for making a report in good faith.

Our Code of Conduct contains a go-to resource for our employees, called an “Ask List.” It’s a list of people and resources that they can turn to with questions, for advice, or to report important matters. Employees can choose the channel or resource that makes them most comfortable. Regardless of the circumstances, employees can reach out directly to anyone on the Ask List, including:

•  Their manager;

•  Another manager they trust;

•  Any member of the Way2Play Team directly or through way2play@activisionblizzard.com;

•  Any member of the Human Resources Department;

•  Any member of the Law Department; and

•  The Integrity Line, a confidential website and telephone line, operated by an external third-party vendor. It allows a person to report concerns via phone or web, 24 hours a day, with local numbers available in all jurisdictions in which we operate. If the reporting person prefers, the Integrity Line allows a person to report concerns anonymously.

The Ask List also reminds employees that they can always reach out to their Way2Play Hero for guidance about their reporting options.

How We Investigate Reports

In 2021, we combined several Company investigation groups into one Investigations Unit, a single centralized and integrated team within our Ethics & Compliance department. Having one fully integrated Investigations Unit allows for a more consistent and seamless investigation process, as well as more precise reporting and follow-up.

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Highly skilled and diverse team of investigators and compliance resources

The Investigations Unit is a highly skilled and diverse team of investigators, reflecting diversity not only of underrepresented groups, but also of experience and background. Our investigators have joined us from premier investigations teams, including leading Fortune 500 companies, higher education, and public service. This team is built, empowered, and tailored to best support our diverse global workforce. In 2022 alone, we added 26 additional Ethics & Compliance professionals. We also added resources to the Employee Relations team to provide additional support to employees on all sides of investigations and to provide early intervention support.

Rigorous Processes and Procedures for Investigations

All investigations are grounded in the concepts of neutrality and equity, and our team focuses on rigor and fact-finding. The Investigations Unit is mindful of the difficulty employees face when participating in an investigation. The Investigations Unit receives ongoing professional development to enable them to be both empathic and objective. The Investigations Unit also partners closely with Employee Relations, whose focus is strengthening our culture through adherence to our core values.

Robust case-tracking system and documentation guidelines

We continue to develop even stronger documentation guidelines, invest in more people to document and review data on a timely basis, and train our investigators to enter collected data consistently into our global Navex intake and case management system.

Comprehensive Investigations Guide

The internal Investigations Guide provides our Investigations Unit a detailed set of parameters for the investigation process. The guide offers an objective understanding of workplace issues and enables internal teams to take prompt and appropriate remedial actions.

Navigator: an additional resource to help employees involved in an investigation

The Navigator is a dedicated resource within the Investigations Unit to support employees involved in an investigation. It provides employees an additional avenue to contact the investigations team and provides status updates as required.

How We Address Violations

Approach to Corrective Action

In approaching corrective actions, the Company believes in fairness and consistency, regardless of an employee’s level, status, or role within the Company.

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Determining Corrective Action

Corrective actions vary depending on the facts of a particular case, the seriousness of the circumstances, and any evidence of prior misconduct. Corrective actions are usually determined as follows:

•	The Investigations Unit, Legal, Human Resources and Employee Relations all work with business, intellectual property, and function leaders to identify appropriate corrective actions. Business leaders are expected to make recommendations that hold their teams accountable for a culture of respect and inclusion.

•	In the event of a disagreement among the reviewers about the appropriate corrective action, the matter can be escalated to a Special Case Review Panel, which will generally include one or more senior leaders not directly involved in the matter. If a member of the review panel has a conflict or if called for, additional senior leaders may be added to the review panel.

•	No person who is implicated in any way in an investigation will be involved in the decision-making process related to the investigation.

Quantifying Our Work to Prevent Harassment, Discrimination, and Retaliation13

Substantiated Concerns in 2022

We believe our teams have done an exceptional job of encouraging the reporting of all concerns, and we will continue to strive to be the industry model for compliance excellence. Out of all harassment, discrimination, and retaliation cases that were reported during 2022, 87% were investigated. To the extent the Investigations Unit determines not to investigate a particular case, it is often because the respondent is no longer employed by the Company, there is insufficient information being provided in an anonymous report, or the respondent is not able to be identified. During 2022, our Investigations Unit substantiated 36 total reported concerns of harassment, discrimination, or retaliation across all business units. Of these substantiated concerns, 29 represented conduct by our employees, two represented conduct by contingent workers, and five represented conduct by non-employees, including, for example, eSports players and testers. However, since non-employees are not included in our total employee population, these cases are not reflected in the tables that follow.

We have provided a further breakdown of our substantiated and investigated cases by business unit below. In an effort to provide complete information, we have included cases involving Company employees and contingent workers, and all types of harassment, discrimination, and retaliation concerns in our 2022 data, as further detailed below.

[13]	The data included in this section represents our best estimates based on data in our systems as of March 31, 2023. Please refer to the “Notes Regarding our Methodology” at the end of this report for more information.

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2022 Harassment, Discrimination, and
Retaliation Concerns By Business Unit

	Activision Blizzard Corporate	Activision Publishing	Blizzard Entertainment	King	2022
Number of Company Employees	1,118	6,615	5,418	2,394	15,545[14]
Number of Contingent Workers[15]	540	2,695	1,861	185	5,281
Total Number of Employees and Contingent Workers[16]	1,658	9,310	7,279	2,579	20,826
Substantiated Cases by Employee	1	15	13	0	29
Substantiated Cases by Contingent Worker	0	2	0	0	2
Total Substantiated Cases[17]	1	17	13	0	31
Substantiations per 100 Employees and Contingent Workers	0.06	0.18	0.18	0.00	0.15
Investigated Cases by Employee	12	38	57	7	114
Investigated Cases by Contingent Worker	0	2	0	0	2
Total Investigated Cases[18]	12	40	57	7	116
Investigations per 100 Employees and Contingent Workers	0.72	0.43	0.78	0.27	0.56
Investigations Substantiation Rate	8.3%	43%	23%	0%	27%
% Anonymous	14%	7%	3%	0%	5%

According to the 2023 Navex Risk & Compliance Hotline & Incident Management Benchmark Report (the “2023 Navex Report”)19, 2022 brought the return of a higher percentage of anonymous reports, potentially indicating more caution and concern about retaliation on the part of reporters. Specifically, the 2023 Navex Report reported that a typical organization saw an anonymous reporting rate of 56%20 across all report categories during 2022.

With respect to claims related to harassment, discrimination, and retaliation included in the 2023 Navex Report, these percentages were a bit lower, with 40% of all discrimination claims, 41% of all harassment claims, and 34% of all retaliation claims reported anonymously. As reflected in the table above, only 5% of our reported concerns of harassment, discrimination, or retaliation were submitted anonymously. This is significantly below peer benchmarks, and we believe this indicates a culture that encourages the expression of concerns without fear of retaliation.

[14]	In order to provide a full view of our employee population, this number reflects the aggregate number of employees we employed during the year, rather than the number of employees employed as of year-end.
[15]	Contingent workers represent employees of third parties, such as staffing agency employees. In an effort to provide complete information about our workplace, we have included contingent workers in our total employee population for purposes of calculating the rate of substantiated and investigated cases per 100 employees.
[16]	As indicated above, data related to non-employees (e.g., certain vendors, eSports players and testers) is not included in the table. During 2022, we had seven investigated cases and five substantiated cases involving non-employees.
[17]	Matters are considered substantiated to the extent any of the investigated concerns were substantiated; substantiated does not mean a violation of law.
[18]	Represents investigated cases that were closed during the period specified.
[19]	The 2023 Navex Report reflects information from reporting organizations that received 10 or more reports during 2022. The resulting database includes 3,430 organizations that received a total of 1.52 million individual reports.
[20]	To remove the impact of outliers within the dataset, the 2023 Navex Report calculates the benchmark metric for each organization included in their database, then identifies the median (midpoint) across the total population.

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Intake Method

We are clear about reporting options within the Company, including through the Workplace Integrity Policy, its accompanying training, our refreshed Code of Conduct, and our ongoing communications efforts, as well as escalation requirements, which require our managers to escalate reports of misconduct within 72 hours. After our new initiatives were introduced in the third and fourth quarters of 2022, we saw an increase in questions, feedback, and reported concerns, along with a decline in our investigations substantiation rate during these periods, as our initiatives encouraged reports of even suspected misconduct. We believe this is a sign of a healthy reporting culture and effective training. It is also worth noting that we added over 3,000 employees during the last five years, which may also have contributed to the increase in the total number of reported concerns. Most of the reported concerns during 2022 were submitted by active employees. Combined with our low rate of anonymous submissions, we believe this means that our active employees feel comfortable disclosing their identities when submitting a report. We consider this to be further evidence of the high level of trust our employees have in the Company’s systems to address inappropriate conduct.

Corrective Actions Taken Following Investigations

As indicated above, in an effort to provide complete information, the 2022 data includes all types of harassment, discrimination, and retaliation concerns. During 2022, 100% of substantiated concerns involving employee respondents resulted in corrective action, ranging from verbal feedback or coaching (15% of all corrective actions) to termination (36% of all corrective actions). Specifically, the 36 total substantiated cases reported above involved 37 respondents and 39 corrective actions21. The type of conduct that resulted in termination included inappropriate or discriminatory language, messages, or behavior (9 cases), discriminatory exclusion from chat room (1 case), physical assault (4 cases), non-consensual touching (2 cases), unwanted advances (4 cases), misgendering22 and the use of inappropriate language (1 case) and retaliation (1 case). Written warnings were given when the conduct was less severe, or where the laws of a particular jurisdiction restrict the ability to terminate. The type of conduct that resulted in a written warning included inappropriate or discriminatory language or behavior (7 cases). Verbal feedback

[21]	A single case can involve multiple respondents, multiple types of conduct and multiple corrective actions.
[22]	Misgendering is the act of using the wrong pronouns when talking to or about someone.

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or coaching was used to address substantiated reports of inappropriate or discriminatory language or behavior (3 cases), misgendering (1 case), non-consensual touching (1 case), and inappropriate behavior that occurred prior to joining our workforce (1 case). Note that two employees resigned prior to receiving recommended disciplinary action.

Our commitment to a safe workplace requires careful oversight of the conduct of contingent workers and non-employees that interact with members of our workforce. Approximately 20% of corrective actions taken with respect to substantiated allegations addressed conduct by employees of third parties, such as vendors, agencies, or suppliers. In all substantiated cases of misconduct by contingent workers or non-employees, we reported the misconduct to the individual’s employer and, at times, directed that the worker be removed or barred from working with us again. In each of these instances, we were advised by the relevant employer that corrective action was taken.

Corrective Actions Taken

Historical Gender-Based Harassment Incident Information23

We are also sharing data on investigated concerns involving gender-based harassment within the U.S. alleged to have occurred from 2016 through 2021. Because the Company has continually updated its data analysis and reporting options, as well as centralized investigations and HR functions, the historical data is not comparable to the 2022 data above. For example, the historical data only reports the number of substantiated concerns involving gender-based harassment. As indicated above, the 2022 data is much broader, as it reports all types of harassment, discrimination, and retaliation concerns that were substantiated during the year.

[23]	Please refer to the “Notes Regarding our Methodology” at the end of this report for more information on the data presented in this section.

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The data set was compiled in June 2022 by external advisors for third party review, and reflects concerns that were received and investigated and occurred between September 1, 2016 and December 31, 2021, and deemed to raise a potential violation of the anti-harassment policy (as to sex/gender), of which the Company was aware through: (i) our Integrated Investigations Unit; (ii) Employee Relations; (iii) the Navex database; and (iv) information collected from various human resources groups of our U.S. operations. The chart below does not reflect duplicate reported concerns or alleged incidents reported during this time but alleging events that occurred in other years. Reports related to this time period received, investigated, or closed after December 31, 2021, also would not be reflected.

Investigated Concerns Suggesting Gender-Based Harassment

Investigated ReportsA Suggesting Gender-Based

Harassment—Incident Year and U.S. OrganizationB

A	Data reflects collected investigated reports of sex/gender harassment in US between 9/1/2016-12/31/2021.
B

AB signifies a report involving individual(s) employed by Activision Blizzard Corporate.

AP signifies a report involving individual(s) employed by and/or assigned to Activision Publishing, Inc., including studios.

BE signifies a report involving individual(s) employed by and/or assigned to Blizzard Entertainment, Inc.

King signifies a report involving individual(s) employed by and/or assigned to King.com, Inc.

C	“Substantiated” was defined broadly and includes conduct not rising to the level of unlawful harassment.
D	Unknown reports represent reports for which we were unable to determine the incident year.

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The Board engaged Gilbert F. Casellas, the former chair of the EEOC and recognized leader in the fields of employment and diversity and inclusion, to review data collected from investigated reports of gender harassment from across the United States between September 1, 2016 and December 31, 2021.24 Based on his review of that data and our 2022 data discussed above, Mr. Casellas concluded that there was no widespread harassment, no pattern or practice of harassment, nor systemic harassment at Activision Blizzard or at any of its business units. Mr. Casellas further concluded that the number of instances of substantiated misconduct is comparatively low for a company the size of Activision Blizzard (based on the volume of reports) and the Company’s compliance processes are strong and consistent with other leading companies.

Historical Corrective Action Data

Corrective Action for Substantiated Reports25 of Sex/Gender Harassment–By US Organization:

[24]	The data set reviewed reflects reports that were investigated and deemed to raise a potential violation of the anti-harassment policy (as to sex/gender) from September 1, 2016 through December 31, 2021, of which Activision Blizzard Inc. has become aware from: (i) its Integrated Investigations Unit (established in October 2021); (ii) Employee Relations (established in May 2020); (iii) its Navex database; and (iv) information collected from various human resources groups of its U.S. operations. Not included are: (i) duplicate reports; and (ii) any reports that may have been made but were not identified through the company’s collection efforts.
[25]	Substantiated reports include conduct not rising to the level of unlawful harassment.
[26]	The one investigated report at King resulted in coaching / a verbal warning.
[27]	The one investigated report at Activision Blizzard Corporate resulted in resignation.

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Time to Complete Investigation of Cases28

We want to reduce the time it takes to investigate and resolve reported concerns. That’s why we continue to invest in the Ethics & Compliance and Employee Relations teams and our centralized systems to categorize and track concerns and resolutions.

In 2022, we enhanced our case tracking system, improved documentation guidelines, added more people to document and review data on a timely basis, and improved training so that all investigators enter this case data in an even more consistent manner. In early 2023, we further improved our tracking systems by launching a new tool for managing case cycle times for investigations. We expect to use this tool to provide comparative case cycle times in future updates.

We remain focused on reducing the median time of case resolution, while still conducting thorough investigations. We target an average investigation cycle time of 30 days or less. Many factors may impact the length of time required to resolve a specific case, including whether the investigation involves external parties; the types of documents that need to be collected or reviewed; the complexity of the concerns; the number of witnesses to be interviewed; local laws and requirements (including labor union requirements and processing times); delays or absences from any person involved in the process (including employees who are out on legally-protected leave); and the need to finalize and communicate results of the matter to necessary parties.

For concerns relating to harassment, discrimination, or retaliation that were submitted in Q4 2022 and Q1 2023, the median time to investigate was 23 days. Further, 66% of cases within those periods were fully investigated within 30 days. As of March 31, 2023, investigations were pending for 26 concerns relating to harassment, discrimination, or retaliation, across all protected characteristics.

Case Cycle Times for Last Two Quarters

[28]	The data included in this section represents our best estimates based on data in our systems as of March 31, 2023. Please refer to the “Notes Regarding our Methodology” at the end of this report for more information.

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A Thorough EEOC Process

From 2018 to 2021, the federal EEOC completed a years-long comprehensive investigation into possible gender harassment at Activision Blizzard—a process that was diligent, thorough, and included surveys of over 6,000 current and former Activision Blizzard employees. In June 2021, the EEOC informed the Company that it had completed its investigation and invited the Company to enter into a pre-litigation conciliation process required by federal law. As a result of this process, the Company and the EEOC negotiated a comprehensive settlement, with no admission of liability, which called for notifying a federal court and the public through a proposed consent decree in September 2021. The consent decree was approved by the United States District Court in March 2022 and created an US$18.0 million fund to satisfy any claims from eligible participants through a claims process administered by the EEOC. A federal court ruled that this settlement was adequate, fair, and reasonable and that approving the consent decree advanced the public interest. The EEOC and the Company agreed that the Company would donate excess, undistributed funds to charitable organizations focused on advancing women in the video game and technology industries or promoting awareness around gender equality issues, or to support our diversity and inclusion efforts.

A third-party claims administrator oversaw the claims administration process. On March 30, 2022, our CEO, Bobby Kotick, notified all then-current employees of Activision Blizzard of the EEOC claims website and provided contact information to the claims administrator for all then-current employees. In accordance with the consent decree, the Company then identified all eligible individuals, defined as all current and former employees of the Company in the U.S. from September 1, 2016 to March 29, 2022. Consistent with the terms of the consent decree, the claims administrator initiated actions to stimulate claims from all possible claimants to begin distributions from the US$18.0 million settlement fund. There were 15,176 individuals covered by the consent decree. The claims administrator sent notice and claim forms to 15,174 of those individuals—i.e., all but two.29 13,655 received notice by USPS priority mail and email; 1,488 by USPS priority mail only; and 31 by email only. After the EEOC conducted its comprehensive review of the claims submitted, the approximate average number of individuals eligible for a settlement offer in each state, per year for the period covered by the consent decree, was: (i) 22 residents in California, (ii) 8 residents in Minnesota, (iii) 3 residents in each of Texas and Washington, and (iv) less than one30 resident in each of Arizona, Colorado, Connecticut, Georgia, Iowa, Idaho, Illinois, Maine, Maryland, North Carolina, New Hampshire, New Jersey, Nevada, New York, Ohio, Tennessee, Virginia, Vermont, Wisconsin, and Washington, D.C.31 This means that 0.3% of the total employee population per year was deemed by the EEOC to be eligible for a settlement offer. The EEOC also determined that an average of approximately 28 California residents per year and approximately 23 residents of other states per year who submitted claim forms were not eligible for any settlement offer under the terms of the consent decree.32 The EEOC had sole discretion to determine eligibility and the amount of monetary relief offered for all claims. We understand that there will be an amount in the six-figures remaining in the settlement fund, a portion of which will be used to compensate the few final claimants who have not yet returned their releases. The remaining balance will be distributed, pursuant to the consent decree and with EEOC approval, to Reboot Representation.

[29]	These two individuals were located by LinkedIn. The claims administrator contacted them through LinkedIn but received no response.
[30]	States listed as having “less than one” resident is the result of dividing the number of residents in that state deemed eligible for an offer by the 67-month period covered by the consent decree.
[31]	The year of the alleged injury is unknown, as only the EEOC reviewed and assessed the claim forms. The annual rate of eligible claims identified by the EEOC was estimated by the Company by dividing the total number of eligible claims identified through the EEOC claims administration process by the 67-month period of eligibility.
[32]	The annual rate of ineligible claims identified by the EEOC was estimated by the Company by dividing the total number of ineligible claims identified through the EEOC claims administration process by the 67-month period of eligibility. As indicated above, because the Company did not have access to the specifics of the individual claims submitted through the EEOC claims administration process, it is not able to precisely provide the number of ineligible claims per year.

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For a variety of reasons, including the extensive efforts undertaken by the EEOC to stimulate claims from all possible claimants, the time period covered, and other factors, the number of eligible claimants identified by the EEOC (as described above) does not directly correlate to the number of claims reflected in the subsection titled “Investigated Concerns Suggesting Gender-Based Harassment” above, which was compiled based on the number of claims received and investigated by the Company between September 1, 2016 and December 31, 2021. In fact, during the covered settlement period that pre-dated the EEOC Commissioner’s Charge, no employee had filed an EEOC Charge alleging gender harassment at the Company.

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7 CONCLUSION

We are proud of this Transparency Report and look forward to issuing this document in coming years. It showcases our work and our culture, and it illustrates how much we’ve done to build a welcoming and inclusive Activision Blizzard. It also reaffirms our ambitious workplace culture goals—objectives that will help us maintain our position as the best place to work within our industry.

We have invested considerable resources, time, and focus to keep our culture welcoming and inclusive, and we’ve done so at every level—from the Board to management to our thousands of employees and stakeholders. Since 2016, we’ve enhanced all aspects of compliance and culture, including communication of policies and programs; extensive training, data and reporting on hiring and workplace incidents; diversity, equity, and inclusion efforts; preventing and addressing misconduct; and tracking and monitoring the impact of our corporate social responsibility investments. These are the priorities of the Board, the CEO, and the senior leadership team.

The Company continues to test the effectiveness of its programs through rigorous internal and external reviews. What we’ve learned in these reviews and investigations has been invaluable, and that information will help guide us in our efforts to keep our culture vibrant and welcoming.

The Company will continue to approach these matters with thoughtfulness, vigilance, and an unwavering commitment to excellence.

While we are proud of our efforts, workplace culture requires consistent attention. We will continue to invest heavily in our people, culture, content, and communities. Through these continued investments, we will remain the most welcoming and inclusive workplace in our industry.

Our thanks to everyone who helped compile the information needed to produce this Transparency Report. We are grateful for your efforts and support of our Company’s commitment to our people.[33]

* * *

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[33]	Notes Regarding our Methodology;

All data reflects all non-temporary employees (including contingent workers, where stated) – known internally as “FTEs”. The 2022 data presented in this report is as of 12/31/2022, In the case of movement statistics, (e.g., hires, departures), the data represents a cumulative, YTD view from 01/01/2022 to 12/31/2022.

With respect to our historical data, the data set reviewed reflects reports that were investigated and deemed to raise a potential violation of the anti-harassment policy (as to sex/gender) from September 1, 2016 through December 31, 2021, of which Activision Blizzard, Inc. was aware as of June 2022 from: (i) its Integrated Investigations Unit; (ii) Employee Relations; (iii) its Navex database; and (iv) information collected from various human resources groups of its U.S. operations.

Our time to complete investigation data and number of pending case data reflects the data in our systems as of March 31, 2023.

Our gender data is global and represents employees’ self-selection between fields of “woman,” “man,” “non-binary,” “other,” and “prefer not to say.” In calculating gender representation, we consider the percentage of known employees (i.e., those who have not selected “prefer not to say” or “other”). Note that at this time we have included the “non-binary data” in our representation calculations where in previous quarterly updates we have not.

Our ethnicity data is limited to the United States and, like our gender data, represents employee’s self-selection. In this case the fields from which employees select include “White,” “two or more races,” “Hispanic or Latino,” “American Indian or Alaskan Native,” “Black or African American,” “Asian,” “Native Hawaiian or Other Pacific Islander,” and “prefer not to say.” Again, in calculating ethnicity representation, we consider the percentages of known employees (i.e., those who have not selected “prefer not to say”). We track and differentiate ethnicity in this report under the nomenclature “Underrepresented Ethnic Groups” or “UEGs,” which represents all non-white, known values.

In the case of departures, we include voluntary attrition only.

We define manager as a manager of people and/or processes and projects.

The ABK summary and operating-division breakouts refer to and include the following respective organization cell(s):

1.  “ABK” refers to the entire enterprise; including Activision Publishing, Blizzard, King, and Activision Blizzard Corporate (as detailed below).

2.  “Activision Publishing” includes its respective intellectual property/development talent (e.g., associated with Call of Duty) and the Activision Publishing corporate entity.

3.  “Blizzard” includes its respective intellectual property/development talent (e.g., associated with World of Warcraft and others) and the Blizzard corporate entity.

4.  “King” includes its respective intellectual property/development talent (e.g., associated with Candy Crush and others) and the King corporate entity.

5.  “Activision Blizzard Corporate” includes the corporate functions that sit at the center of the organization (e.g., central Finance, central HR) and the ABK-wide executive leadership team.

Our comparison data is based on the 2023 Navex Risk & Compliance Hotline & Incident Management Benchmark Report.

The methodology chosen for this presentation is not intended to have any legal significance and should not be viewed as stating any position on the appropriate legal analysis in any jurisdiction.

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